PROSPECTUS SUPPLEMENT NO. 38 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Portage Biotech Inc.

46,472,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains our quarterly report, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on November 26, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “PTGEF” and on the Canadian National Stock Exchange (CNSX) under the symbol PBT.U.

The high and low bid prices for our common stock on the OTC Bulletin Board on December 16, 2013 were US$0.17 and US$0.15 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated December 17, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November, 2013
Commission File Number 0-30314

PORTAGE BIOTECH INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

BONTAN CORPORATION INC.
(Former name, if changed since last report)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Consolidated Interim Financial Statements
(Representing financials of the Accounting Acquirer)

For the three and six months ended September 30, 2013

Unaudited – Prepared by Management

(US Dollars)

Index

Notice to Reader	2

Interim Consolidated Statements of Financial Position	3

Interim Consolidated Statements of Operations	4
Interim Consolidated Statement of Shareholders Equity	5

Interim Consolidated Statements of Cash Flows	6

Notes to Interim Consolidated Financial Statements	7-15

NOTICE TO READER OF INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The interim consolidated financial statements for Portage Biotech Inc. (formerly known as Bontan Corporation Inc.), comprised of the interim consolidated statements of financial position as at September 30, 2013 and for the year ended March 31, 2013, and the interim consolidated statement of operations, statement of changes in equity and cash flows for the three and six month period ending September 30, 2013 and are the responsibility of the Company’s management.

These interim consolidated financial statements incorporate the acquisition of Portage Pharma Limited on June 6, 2013 as a reverse takeover and hence include the financial statements of Portage Pharma Limited as an accounting acquirer, as further explained in Note 2.

The interim consolidated financial statements have been prepared by management and include the selection of appropriate accounting principles, judgments and estimates necessary to prepare these interim consolidated financial statements in accordance with International Financial Reporting Standards.

The interim consolidated financial statements have not been reviewed by the Company’s independent external auditors, Schwartz Levitsky Feldman LLP.

“signed”          “signed”
Kam Shah C.A., Director     Declan Doogan, Director

November 21, 2013

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Interim Consolidated Statements of Financial Position
(Acquisition accounted for as reverse takeover (Note 2))
(US Dollars)
(Unaudited – see Notice to Reader dated November 21, 2013)

As at,	Note	September 30, 2013	March 31, 2013
Assets
Current
Cash		$3,282,851	$190,960
Other receivable		59,851	295,441
		$3,342,702	$486,401
Long-term assets
Office equipment and furniture		4,837	-
Total assets		$3,347,539	$486,401
Liabilities and Shareholders' equity
Current liabilities
Accounts payable and accrued liabilities		99,671	12,392
		$99,671	$12,392
Shareholders' Equity
Capital stock	5	6,515,715	503,495
Warrants	7	1,108,402
Deficit		(4,376,249)	(29,486)
Total Shareholders' equity		$3,247,868	$474,009

Total liabilities and Shareholders' equity		$3,347,539	$486,401
Commitments and Contingent Liabilities (Note 9)
Related Party Transactions (Note 10)

On behalf of the Board "Kam Shah" Director "Declan Doogan" Director
(signed) (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Interim Consolidated Statements of Operations
(Acquisition accounted for as reverse takeover (Note 2))
(US Dollars)
(Unaudited – see Notice to Reader dated November 21, 2013)

	Note	Three months ended September 30		Six months ended September 30
		2013	2012 *	2013	2012*

Expenses
Acquisition related costs		-	-	3,826,325	-
Research and development		195,965	-	288,743	-
Professional fees		64,425	-	110,080	-
Consulting fees	9,10(ii)	43,955	-	65,277	-
Office and general		11,151	-	16,207	-
Shareholders' information		7,823	-	11,609	-
Payroll		10,772	-	14,398	-
Travel, meals and promotions	10(i)	2,852	-	5,323	-
Rent		6,167	-	8,426	-
Transfer agents fees		3,787	-	5,241	-
Bank charges and interest		838	-	2,073	-
Communication		664	-	902	-
Amortization		346	-	462	-
Exchange loss		(428)	-	(8,303)	-
		348,317	-	4,346,763	-
Net loss for period		(348,317)	-	(4,346,763)	-
Basic and diluted loss per share
Net Loss per share	8	$(0.00)	$-	(0.03)	-

* Comparatives are for Portage Pharma Ltd (accounting acquirer) which was incorporated on May 23, 2012 and had no transactions for the period from the date of incorporation to September 30, 2012.

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Interim Consolidated Statements of Shareholders’ Equity
(Acquisition accounted for as reverse takeover (Note 2))
For the six months ended September 30, 2013
(US Dollars)
(Unaudited – see Notice to Reader dated November 21, 2013)

	Number of Shares	Capital Stock	Warrants	Accumulated Deficit	Total Equity
Balance, April 1, 2012	78,714,076
Issued under consultants compensation plan	2,000,000
issued on incorporation of PPL		503,495		-	503,495
Balance, September 30, 2012	80,714,076	$503,495			$503,495
Balance, April 1, 2013	81,759,076	$503,495		$(29,486)	$474,009
Issued on acquisition	81,759,076	$1,761,413	1,108,402		2,869,815
Issued to Culminant Capital Inc. for financial advisory services relating to the acquisition transaction	9,811,091	$3,826,325			3,826,325
Exercise of warrants	950,000	125,000			125,000
Exercise of options	1,996,547	299,482			299,482
Net loss for period				(4,346,763)	(4,346,763)
Balance, September 30, 2013	176,275,790	$6,515,715	$1,108,402	$(4,376,249)	$3,247,868

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Interim Consolidated Statement of Cash Flows
(Acquisition accounted for as reverse takeover (Note 2))
For the six months ended September 30,
(US Dollars)
(Unaudited – see Notice to Reader dated November 21, 2013)

	2013	2012
Cash flows from operating activities
Net loss for period	$(4,346,763)	-
Amortization of office equipment and furniture	462	-
Acquisition related costs	3,826,325	-
Net change in working capital components
Other receivables	235,590
Accounts payable and accrued liabilities	87,279	-
	$(197,107)	$-
Cash flows from investing activities
Office equipment and furniture acquired	(5,299)
	$(5,299)	$-
Cash flows from financing activities
Receivable from shareholders		(503,495)
Fair value of consideration received on acquisition (Note 2)	2,869,815	-
Options and warrants exercised	424,482
Capital contribution		503,495
	$3,294,297	$-
Increase in cash during period	3,091,891	-
Cash at beginning of period	190,960	-
Cash at end of period	$3,282,851	$-
Supplemental disclosures
Non-cash operating activities
Shares Issued to Culminant Capital Inc. For financial advisory services relating to the acquisition transaction	(3,826,325)	-

	(3,826,325)	-
Non-cash investing activities
Value of shares and warrants issued on acquisition	2,869,815	-

	2,869,815	-

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Notes to Interim Consolidated Financial Statements
(acquisition accounted for as reverse takeover (Note 2))
(US Dollars)
(Unaudited – see Notice to Reader dated November 21, 2013)

1. NATURE OF OPERATIONS

Portage Biotech Inc. (“the Company”) was operating as an Ontario, Canada incorporated company, Bontan Corporation Inc. (“Bontan”), until July 5, 2013. On July 5, 2013 Bontan changed its name to the current name and was issued a certificate of Continuance by the Registrar of Corporate Affairs of the British Virgin Islands (“BVI”).

The Company now continues as a BVI incorporated company with its registered office located at FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI. Its Toronto agent is located at 47 Avenue Road, Suite 200, Toronto, Ontario, M5R 2G3, Canada.

The Company continues to be a reporting issuer with Ontario Securities Commission and US Securities and Exchange Commission and its shares trade on the Over the Counter Bulletin Board of NASDAQ under the trading symbol “PTGEF,” effective August 23, 2013. Prior to this date, it was trading as Bontan Corporation Inc. under the trading symbol “BNTNF”. Effective October 28, 2013, the Company’s shares are also listed for trading in US currency on the Canadian National Stock Exchange under the symbol “PBT.U”.

Since December 2012, the Company changed the focus of its business activities to biotechnology. On June 4, 2013, it acquired Portage Pharma Ltd (“PPL”), a private limited company formed under BVI laws on May 23, 2012 through the exchange of shares. The acquisition has been accounted for as a reverse acquisition as explained in Note 2.

The Company is engaged in researching and developing pharmaceutical and biotech products through to clinical “proof of concept” with an initial focus on unmet clinical needs and orphan drugs. Following proof of concept, the Company will look to sell or license the products to large pharmaceutical companies for further development and commercialization. The Company, through its subsidiary, holds an exclusive worldwide licence in non-oncology fields and the know-how relating to the Antennapedia protein transduction technology developed by Trojantec.

2.	REVERSE ACQUISITION TRANSACTION

On June 4, 2013, the Company completed an acquisition with PPL pursuant to which a wholly owned subsidiary of the Company, Portage Acquisition Inc. and PPL amalgamated, resulting in the Company owning all of the issued and outstanding shares of the amalgamated entity.

Pursuant to a Share Exchange Agreement, Bontan issued 81,759,076 common shares and 71,456,420 warrants to PPL shareholders in exchange for PPL shareholders transferring all their shares in favour of Portage Acquisition Inc. Warrants can be exercised within two years at an exercise price of US$0.29 to acquire an equal number of common shares of the Company. In addition, Bontan also issued 9,811,091 shares to Culminant Capital Inc. as compensation for financial advisory services rendered in connection with the transaction. The fair value of these shares of $ 3,826,325 was expensed.

Although the transaction resulted in PPL becoming a wholly owned subsidiary of the Company, the transaction constitutes a reverse acquisition in as much as the shareholders of PPL own a substantial (approximately 46%) majority of the outstanding common shares of the Company and three out of four members of the Board of Directors of the Company are PPL shareholders. As a result, PPL controls the Company.

The transaction has therefore been accounted for as a reverse acquisition in accordance with guidance provided in International Financial Reporting Standards (“IFRS”) 3 Business Combinations and IFRS 10 Consolidated Financial Statements.

These interim consolidated financial statements include:

a.	The assets and liabilities of PPL at their pre-acquisition carrying amounts as at September 30, 2013 and expenses for the three and six months ended on that date
b.	The assets and liabilities of Portage Biotech Inc. entity as at September 30, 2013 and expenses from June 4, 2013 to September 30, 2013.
c.	Share capital representing the total number of shares issued by the Company.
d.
Value of the share capital on the date of acquisition was computed by adding to the value of the share capital of PPL, the fair value of Bontan as at June 4, 2013 as adjusted by warrants and options exercised during the period ended September 30, 2013.

Fair value of consideration	$2,869,815
Allocated to Shares issued		$1,761,413
Warrants issued		$1,108,402

e.	Comparative figures are those of PPL.

The fair value of the consideration is determined based on the fair value of net assets acquired by PPL, which was computed as $2,869,815.

The fair value was allocated as follows:

Cash	$3,006,593
Office equipment and furniture	5,528
Other assets	153,721
Liabilities	(296,027)

Fair value of consideration	2,869,815

3. BASIS OF PRESENTATION

(a)	Statement of Compliance and Basis of presentation

These Interim consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”), IAS 34 Interim Financial Reporting. These financial statements do not include all of the information required for full annual financial statements.

These consolidated financial statements have been prepared on a historical cost basis except for certain assets, liabilities and equity which are measured at fair value as explained in the Notes to these financial statements. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

The Company has no requirement to report on segments as it operates as only one segment.

These interim consolidated financial statements were approved and authorized for issue by the Audit Committee and Board of Directors on November 21, 2013.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and,

a.
Portage Services Ltd. (previously 1843343 Ontario Inc.), a wholly owned subsidiary incorporated in Ontario on January 31, 2011. 1843343 Ontario Inc. changed its name to Portage Services Ltd. effective July 11, 2013.

b.
Portage Pharmaceuticals Ltd. (previously Portage Acquisition Inc.), a wholly owned subsidiary incorporated on April 5, 2013 under the laws of the BVI, as a BVI business company. On July 23, 2013, Portage Pharma Limited merged with Portage Acquisition Inc. and the merged entity was known as Portage Acquisition Inc., which changed its name on August 27, 2013.

All inter-company balances and transactions have been eliminated on consolidation.

(c) Functional and presentation currency

On June 4, 2013, the Company did an analysis applying the primary and secondary indicators in IAS 21 and determined that, as a result of the reverse acquisition transaction discussed in Note 2 and change of its jurisdiction to BVI , its economic circumstances have changed. The Company is expected to incur substantially all expenses in US Dollars and expects future revenues in US Dollars.

The management therefore concluded that the US Dollar is the most appropriate functional currency for all operations. The Company has also decided to change its presentation currency to the US Dollar.

The effect of the above change in functional currency has been accounted for prospectively as provided under IAS 21 the effect of changes in foreign exchange rates. Accordingly, all Non-US dollar items were translated into US dollars using the exchange rate as of June 4, 2013. The resulting translated amounts for non-monetary items were treated at their historical costs.

(d) Use of Estimates and judgments

The preparation of these interim consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, research and development costs, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of share- based compensation.

4.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out in Note 4 to the interim consolidated financial statements for the three months ended June 30, 2013. These policies have been applied consistently to all periods presented in these interim consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

Accounting Standards and Interpretations Adopted in fiscal 2014

On April 1, 2013 the Company adopted the following standards and amendments to existing standards:

IFRS 10, Consolidated Financial Statements (“IFRS 10”) replaces consolidation requirements in IAS 27 “Consolidated and Separate Financial Statements” and Standing Interpretation Committee Interpretation 12, Consolidation – Special Purpose Entities (“SIC-12”). IFRS 10 provides a revised definition of control so that a single control model can be applied to all entities for consolidation purposes.

IFRS 11, Joint Arrangements (“IFRS 11”) replaces IAS 31, Interests in Joint Ventures and SIC-13, Jointly Controlled Entities – Non-Monetary Contributions by Ventures, and requires a single method to account for interests in jointly controlled entities.

IFRS 12, Disclosure of Interests in Other Entities (“IFRS 12”) establishes enhanced disclosure requirements about an entity’s interests in consolidated and unconsolidated entities, such as subsidiaries, joint arrangements, associates, and unconsolidated structured entities (special purpose entities).

IFRS 13, Fair Value Measurements (“IFRS 13”) establishes a single source of guidance for all fair value measurements required by other IFRS; clarifies the definition of fair value; and enhances disclosure about fair value measurements. IFRS 13 applies when other IFRS require or permit fair value disclosure. IFRS 13 specifies how we should measure fair value and disclose fair value information. It does not specify when an entity should measure an asset, a liability or its own equity instrument at fair value.

Amendments to IAS 1, Presentation of Financial Statements, require entities to group items within other comprehensive income that may be reclassified to net income.

The standards and amendments listed above did not have a significant impact on the Company’s financial statements.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s interim consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 ‐ Financial Instruments

The IASB intends to replace IAS 39, Financial Instruments: Recognition and Measurements, with IFRS 9, Financial Instruments. IFRS 9 will be published in six phases, of which the first phase has been published.

For financial assets, IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and replaces the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used. For financial liabilities, the approach to the fair value option may require different accounting for changes to the fair value of a financial liability as a result of changes to an entity’s own credit risk.

IFRS 9 is effective for annual periods beginning on April 1, 2015, but is available for early adoption. The Company has yet to assess the full impact of IFRS 9.

IAS 32 (Amendment) – Financial Instruments

The amendment relates to offsetting financial assets and financial liabilities and is effective for periods beginning on or after April 1, 2014. The Company has yet to assess the full impact of IFRS 9.

5. CAPITAL STOCK

(a) Authorized: Unlimited number of common shares

(b)	Issued
	Common
	Shares	Amount
Balance at April 1, 2012	78,714,076
Issued under Consultant Stock Compensation Plan	3,045,000
Issued on incorporation of PPL		503,495
Balance at March 31, 2013	81,759,076	$503,495
Issued on acquisition of PPL (Note 2)	81,759,076	1,761,413
Issued for financial advisory services in connection with the acquisition of PPL (Note 2)	9,811,091	3,826,325
Exercise of warrants	950,000	125,000
Exercise of options	1,996,547	299,482
Balance at September 30, 2013	176,275,790	$6,515,715

(c)	As at September 30, 2013, the Company had the following active Consultant Stock Compensation Plans:

	Date of registration*	Registered shares under Plan	Issued to March 31, 2012	As at April 1, 2013	Issued	Cancelled (i)	Balance at September 30, 2013
2011 Plan	11-Apr-11	6,000,000	(938,333)	5,061,667		-	5,061,667

*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

6. STOCK OPTION PLANS

(a)	The following is a summary of all Stock Option Plans as at September 30, 2013:

Date of Registration	April 30, 2003	July 22, 2004	Dec. 5, 2005	Dec. 5, 2005	Total
Registered *	3,000,000	2,500,000	1,100,000	1,000,000	7,600,000
Issued	3,000,000	2,500,000	1,100,000	1,000,000	7,600,000
Outstanding, April 1, 2013	1,730,000	1,945,000	1,100,000	610,000	5,385,000
Exercised	(482,100)	(1,514,447)			(1,996,547)
Outstanding September 30, 2013	1,247,900	430,553	1,100,000	610,000	3,388,453

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.18 as at September 30, 2013 and weighted average remaining contractual life was approximately 0.80 year.

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 2,828,453 options.

7.	WARRANTS

(i)
The Company issued 71.4 million warrants to nine shareholders of PPL as per the terms of the Share Exchange Agreement as explained in Note 2. These warrants are convertible into equal number of common shares at an exercise price of $0.29 per warrant and expire within two years of their issuance.

The fair value of these warrants has been estimated using a Black-Scholes option pricingmodel with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	137.71%
Expected life	730 days
Market price	US$0.39

The fair value of the warrants as per the Black-Scholes option pricing model amounted to$20,064,888 using the relative fair value method, an amount of $1,108,402 for warrantsissued hasbeen accounted for as the value of warrants.

(ii)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:
	September 30, 2013
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	9,650,000	0.50
0.25	12,646,420	0.50
0.29	71,456,420	1.68
0.35	42,825,000	1.42
0.29	136,577,840	1.40

8. LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the three and six months ended September 30, 2013

Weighted average number of shares issued and outstanding for the six months ended September 30, 2013 for the purpose of computing loss per share were 129,017,433 calculated as per IFRS 3 as follows (six months ended September 30, 2012 : 79,059,909):

Number of shares outstanding for the period from April 1, 2013 to June 4, 2013- the date of the reverse acquisition – which is the number of Shares issued by Bontan (Accounting acquiree and legal acquirer) to the shareholders of PPL (Accounting acquirer and legal acquiree)	81,759,076
Average number of issued and outstanding shares between June 4, 2013 and September 30, 2013	176,275,790
Simple average of the above	129,017,433
Weighted average number of shares issued and outstanding for the three months ended September 30, 2013 were 176,275,790(three months ended September 30, 2012: 79,405,743)

The Company had approximately 137 million warrants and 3 million options which were not exercised as at June 30, 2013. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on the loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

9. COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended by another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(b)
Under the terms of the License Agreement dated January 25, 2013, the Company’s subsidiary is required to reimburse to the Licensor, Trojan Technologies Limited, 50% of all maintenance costs of the US Patent # 7,968,512 and to pay royalties of 3% on Net Receipts from sales of the Licensed Product and 5% on Net Receipts from third parties in respect of development or other exploitation of Licensed Intellectual Property and/or Licensed Products up to a maximum of $ 30 million. Total amount that may be payable in future under the terms of the Agreement cannot be reasonably estimated at this time.

(c)
PPL has outstanding options held by two consultants entitling them to acquire up to 7% equity interest in PPL at total exercise price of approximately $35,247. The options are to be vested over two years by March 31, 2016 and are valid for five years from the date of grant. None of the options have so far been exercised.

(d)
PPL has signed a contract with an independent contract research and manufacturing organization to manufacture certain proprietary peptides for a total costs currently estimated at between $ 169,000 and $272,000 of which $ 80,439 has already been incurred and paid for.

10. RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements. Amounts are for six months ended September 30, 2013.

(i)	Business expenses of $6,408 were reimbursed to directors of the Company.

(ii)	Consulting fees include cash fee paid to key management for services of $58,655

11. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recognized in the balance sheet consist of the following:

	September 30, 2013		March 31, 2013
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	3,282,851	3,282,851	190,960	190,960
Other receivable	59,851	59,851	295,441	295,441
Financial liabilities
Accounts payable and accrued liabilities	99,671	99,671	12,392	12,392

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments

The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, accounts payable and accrued liabilities.
.
The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

•	Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

•
Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

•	Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.
Cash– Cash is held with a major international financial institution in Canada and therefore the risk of loss is minimal. However, the Company does have a concentration risk since all funds are held with one bank.

b.	Other receivable – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company holds sufficient cash to satisfy obligations under accounts payable and accruals.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. The company has changed its business focus to biotechnology as explained in Note 1. The Company believes that its existing cash will allow it to finance the drug development work apart from meeting its operational needs for at least another year. However, the exact need for additional cash cannot be reasonably ascertained at this stage. Should the Company require further funding, it intends to secure it through equity financing.

However, as a biotech company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual drug development expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

12. CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 0.1 million as at September 30, 2013 and current assets, mostly in cash, of approximately $3.4 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash.

As at September 30, 2013, the shareholders’ equity was approximately $ 3.2 million, all of it was held in the form of cash.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There have been no changes to the Company’s approach to capital management during the period ended September 30, 2013.

13. SUBSEQUENT EVENT

As required under listing requirements by Canadian National Stock Exchange, the Company SIGNED ON October 25, 2013 an escrow agreement with Equity Financial Trust Company to have 89,941,793 of its common shares and 69,524,447 of its warrants issued to four insiders under an escrow arrangement. The escrowed shares and warrants will be released in agreed trances over the period of three years.

PORTAGE BIOTECH INC.
(Formerly known as Bontan Corporation Inc.)

THREE MONTHS ENDED SEPTEMBER 30, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS

Prepared as at November 21, 2013

Index
Nature of Operations	3
Forward Looking Statements	4
Overview	4
Reverse Acquisition Transaction	4
Functional and Presentation Currency Changes	5
Summary of Results	5
Number of common shares, options and warrants	6
Business Environment	6
Risk Factors	6
Business Plan	6
Results of Operations	7
Liquidity and Capital Resources	8
Key Contractual obligations	9
Off balance sheet arrangements	9
Transactions with related third parties Key event after September 30, 2013	9 9
Financial and derivative Instruments	10
Use of Estimates and Judgments	11
Future Accounting Pronouncements	11
Internal Controls over Financial Reporting	12
Public securities filings	12

Management Discussion and Analysis

The following discussion and analysis by management of the financial condition and financial results for Portage Biotech Inc. for the three and six months ended September 30, 2013 should be read in conjunction with the unaudited Consolidated Financial Statements for the three and six months ended September 30, 2013 and for the three months ended June 30, 2013 together with Management Discussion and Analysis dated August 28, 2013 relating to the three months ended June 30, 2013.

Nature of Operations

Portage Biotech Inc. (“the Company”) was operating as an Ontario, Canada incorporated company, Bontan Corporation Inc. (“Bontan”) until July 5, 2013. On July 5, 2013 the Company changed its name to the current name and was issued a certificate of Continuance by the Registrar of Corporate Affairs of the British Virgin Islands (“BVI”).

The Company now continues as a BVI incorporated company with its registered office located at FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI. Its Ontario incorporated subsidiary, Portage Services Ltd., which acts as its agent is located at 47 Avenue Road, Suite 200, Toronto, Ontario, M5R 2G3, Canada.

The Company continues to be a reporting issuer with the Ontario Securities Commission and the US Securities and Exchange Commission and its shares trade on the Over the Counter Quotation Board (“OTCQB”) of NASDAQ under the trading symbol “PTGEF,” effective August 23, 2013. Prior to this date, it was trading as Bontan Corporation Inc. under the trading symbol “BNTNF”. Further, effective October 28, 2013, the Company’s shares are also listed for trading in US Currency on the Canadian National Stock Exchange under the symbol “PBT.U”.

Since December 2012, the Company changed the focus of its business activities to biotechnology. On June 4, 2013, it acquired Portage Pharma Ltd (“PPL”), a private limited company, formed under the laws of the BVI on May 23, 2012, through an exchange of shares. The acquisition has been accounted for as a reverse acquisition as explained further in this report.

The Company’s financial statements have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting,” as issued by the International Accounting Standards Board. The interim financial statements for the three and six months ended September 30, 2013 take into account the effect of an acquisition of Portage Pharma Ltd (“PPL”) on June 4, 2013 which has been treated as reverse acquisition for accounting purposes. As a result, the financial statements basically reflect:

a.	The assets and liabilities of PPL as at September 30, 2013 and expenses for the six months ended on that date.
b.	The assets and liabilities of Portage Biotech Inc. as entity and of Portage Services Inc. as at September 30, 2013 and expenses from June 4, 2013 to September 30, 2013.
c.	Share capital representing total number of shares issued by the Company.
d.	Value of the share capital comprising of the value of the share capital of PPL plus a fair value of Bontan and any warrants and options exercised during the period ended September 30, 2013.
e.	Comparative figures are those of PPL. However, PPL was incorporated in BVI on May 23, 2012 and had no transactions during the period from the inception date to September 30, 2012.

This management discussion and analysis is prepared by management as at November 21, 2013, and have not been review by the Company’s auditors.

In this report the words “us”, “we”, “our”, “the Company”, “Bontan” and “Portage” have the same meaning unless otherwise stated and refer to Portage Biotech Inc. and its subsidiaries.

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Forward looking statements

This document includes forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the Securities laws. These forward-looking statements include, among others, statements with respect to our objectives, goals and strategies to achieve those objectives and goals, as well as statements with respect to our beliefs, plans, objectives, expectations, anticipations, estimates and intentions. The words “may”, “will”, “could”, “should”, “would”, “suspect”, “outlook”, “believe”, “plan”, “anticipate”, “estimate”, “expect”, “intend”, “forecast”, “objective”, “hope” and “continue” (or the negative thereof), and words and expressions of similar import, are intended to identify forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, which give rise to the possibility that predictions, forecasts, projections and other forward-looking statements will not be achieved. Certain material factors or assumptions are applied in making forward-looking statements and actual results may differ materially from those expressed or implied in such statements. We caution readers not to place undue reliance on these statements as a number of important factors, many of which are beyond our control, could cause our actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to; the applicability of patents and proprietary technology; possible patent litigation; approval of products in the Company’s pipeline; marketing of products; meeting projected drug development timelines and goals; product liability and insurance; dependence on strategic partnerships and licensees; concentration of the Company’s revenue; substantial competition and rapid technological change in the pharmaceutical industry; the publication of negative results of clinical trials of the Company’s products; the ability to access capital; the ability to attract and retain key personnel; changes in government regulation or regulatory approval processes; dependence on contract research organizations; third party reimbursement; the success of the Company’s strategic investments; the achievement of development goals and time frames; the possibility of shareholder dilution; market price volatility of securities; and the existence of significant shareholders.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When reviewing our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Additional information about factors that may cause actual results to differ materially from expectations, and about material factors or assumptions applied in making forward-looking statements, may be found in the “Risk Factors” section under “Business Environment” and elsewhere in the following Management’s Discussion and Analysis of Operating Results and Financial Position for the three months ended September 30, 2013. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by us or on our behalf; such statements speak only as of the date made. The forward-looking statements included herein are expressly qualified in their entirety by this cautionary language.

Overview

Reverse Acquisition Transaction

On June 4, 2013, the Company completed an acquisition with PPL pursuant to which, a wholly owned subsidiary of the Company, Portage Acquisition Inc. and PPL amalgamated, resulting in the Company owning all of the issued and outstanding shares of the amalgamated entity.

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Pursuant to a Share Exchange Agreement, Bontan issued 81,759,076 common shares and 71,456,420 warrants to PPL shareholders in exchange for PPL shareholders transferring all their shares in favour of Portage Acquisition Inc. Warrants can be exercised within two years at an exercise price of US$0.29 to acquire equal number of common shares of the Company. In addition, Bontan also issued 9,811,089 shares to Culminant Capital Inc. as compensation for financial advisory services rendered in connection with the transaction. The fair value of these shares of $ 3,826,325 was expensed.

Although the transaction resulted in PPL becoming a wholly owned subsidiary of the Company, the transaction constitutes a reverse acquisition in as much as the shareholders of PPL own a substantial (approximately 46%) majority of the outstanding common shares of the Company and three out of four members of the Board of Directors of the Company are PPL shareholders.

As a result, the transaction has been accounted for as a reverse acquisition in accordance with guidance provided in International Financial Reporting Standards (“IFRS”) 3 Business Combinations and IFRS 10 Consolidated Financial Statements.

For consolidation purposes, PPL, the legal acquiree, became the accounting acquirer and Bontan, the legal acquirer, became the accounting acquiree. The consolidated financials basically reflect the financials of PPL with the equity structure of Bontan, as explained above. All comparatives relate to those of the PPL. PPL was incorporated on May 23, 2012 and had no transactions during the period from the date of inception to September 30, 2012.

Functional and Presentation Currency Changes

On June 4, 2013, the Company did an analysis applying the primary and secondary indicators in IAS 21 and determined that, as a result of the reverse acquisition transaction discussed above and change of its jurisdiction to BVI, its economic circumstances have changed. It is expected to incur substantially all expenses in US Dollars and expects its future revenues in US Dollars.

The management therefore concluded that the US Dollar is the most appropriate functional currency for all its operations. The Company also decided to change its presentation currency to the US Dollar.

The effect of the above change in functional currency has been accounted for prospectively as provided under IAS 21 the effect of changes in foreign exchange rates. Accordingly all non-US dollar items were translated into US dollars using the exchange rate as of June 4, 2013. The resulting translated amounts for non-monetary items were treated at their historical costs.

Summary of Results

The following table summarizes financial information for the quarter ended September 30, 2013 and the preceding quarters since May 23, 2012, the date of incorporation of PPL : (All amounts in ‘000 US$ except net loss per share, which are actual amounts)

Quarter ended	September 30, 2013	June 30, 2013	March 31, 2013*	December 31, 2012*	September 30, 2012*	May 23,2012 to June 30, 2012*
Net loss	(348)	(3,596)	(29)	-	-	-
Working capital	3,243	3,591	474	503	503	503
Shareholder’s equity	3,248	3,596	474	503	503	503
Net loss per share - basic and diluted	(0.00)	(0.03)	-	-	-	-

* Details relate to those of PPL

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Number of common shares, options and warrants

These are as follows:

As at,	September 30, 2013	November 21, 2012
Shares issued and outstanding	176,275,790	176,275,790
Warrants issued and outstanding (a) (c)	136,577,840	136,577,840
Options granted but not yet exercised (b)(c)	3,388453	3,388453

(a)
Warrants are convertible into equal number of common shares of the Company within two to five years of their issuance, at average exercise price of $0.29. These warrants have weighted average remaining contractual life of 0.80 year.

(b)	Options are exercisable into equal number of common shares at an average exercise price of US$0.18 and have a weighted average remaining contractual life of approximately 1.95 years.

(c)
As required under listing requirements by Canadian National Stock Exchange, the Company signed, on October 25, 2013, an escrow agreement with TMX Equity Transfer Services to have 89,941,793 of its common shares and 69,524,447 of its warrants issued to four insiders under an escrow arrangement. The escrowed shares and warrants will be released in agreed trances over the period of three years.

Business Environment

Risk factors

Please refer to the Annual Report in the form 20-F for the fiscal 2013 for detailed information as the economic and industry factors that are substantially unchanged.

Business plan

The Company is in the business of licensing, researching and developing potential drug candidates through to Proof of Concept (POC). Proof of Concept is generally defined as post A, phase 2A clinical trial.

Management has extensive experience in in-licensing products and executing the requisite tests to prepare an investigational new drug application ("IND") to the FDA (US Food and Drug Administration) and if approved, to run the human trials. Our lead candidate is based on a license the Company has acquired for the non-oncology fields of use for antennapedia ("ANTP"): which is a novel drug delivery platform. The Company is currently evaluating new drug candidates that involve an active drug, the "cargo", being bound to the ANTP protein. The resulting new compound could more effectively deliver the active drug into cells. The candidates are currently being evaluated in vitro and in animal studies to support the safe and effective use in humans. If these tests are successful, then the Company will file an IND to start human trials. Should a drug candidate be successful in human trials, the Company will seek to partner with a larger pharmaceutical company.

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Results of operations
Three months ended September 30,	2013	2012
	In 000’s US$
Other Income	-	-
Expenses	348	-
Net loss for period	348	-
Deficit at end of period	(4,376)	-

Overview

Three months ended September 30, 2013 was the first quarter after the acquisition of PPL and appointment of new board members and management in June 2013. During this period, the Company went through further organizational changes – it completed a name change and change of jurisdiction from Ontario, Canada to British Virgin Islands on July 5, 2013. On August 23, 2013, The Company also changed its trading symbol to PTGEF on OTCQB. The company also commenced listing formalities for listing and trading on Canadian National Stock Exchange (“CNSX”). This was completed on October 28, 2013 when the Company’s common shares got listed on CNSX and began trading in US currency under a symbol “PBT.U”.

On the operational side, the Company’s subsidiary, PPL began evaluating our proprietary constructs with ANTP for certain identified indications.

Income

The Company had no revenue during the three months ended September 30, 2013 and 2012

Expenses

The overall analysis of the expenses is as follows:
	Three months ended September 30,
	2013	2012

Operating expenses	$ 33,628	$ -
Consulting fee & payroll	54,727	-
Exchange gain	(428)	-
Research and development	195,965	-
Professional fees	64,425	-
	$ 348,317	$ -

Research and development costs

	Three months ended September 30,
	2012	2011

Legal regarding Provisional Patents registration	$ 8,981	$ -
Consultants	90,993	-
Other	95,991	-
	$ 195,965	$ -

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During the three months ended September 30, 2013, the focus continued to be on evaluation of the know-how and intellectual properties attached to the license acquired with a view to formulate plans for identifying potential ANTP based products. The work involved discussions with third party experts, developing and filing provisional patent applications and answering scientific questions in fields of interest relating to provisional patent applications.

Consulting fees and payroll

These costs include the fee paid to the CFO and the salary cost of one employee who assists the CFO. Fees paid to PPL consultants are included in the research and development costs.

Professional fees

The fees include accrual of audit fee of approximately $ 20,000 and balance legal fees in connection with continuance of the Company’s jurisdiction to BVI, CNSX application and related matters.

Liquidity and Capital Resources

Working Capital

As at September 30, 2013, the Company had a net working capital of approximately $3.2 million compared to a working capital of approximately $0.5 million as at March 31, 2013.

Cash on hand as at September 30, 2013 was approximately $ 3.3 million compared to $0.2 million as at March 31, 2013. The increased cash was due to the acquisition transaction which brought in approximately $ 3 million in cash balance.

Management believes that its current cash position is more than sufficient to meet all its operating and research and development requirements for the next year.

Operating cash flow

During the six months ended September 30, 2013, operating activities required a net cash outflow of approximately $0.2 million, which was met from the cash on hand.

Investing and financing cash flows

The Company acquired approximately $3 million in cash on June 4, 2013, the date of acquisition transaction. Cash was part of the fair value of consideration of $2,869,815, allocated as follows:

Cash	$3,006,593
Office equipment and furniture	5,528
Other assets	153,721
Liabilities	(296,027)

Fair value of consideration	2,869,815

Cash flow of approximately $0.4 million resulted from the exercise of 950,000 warrants and approximately 2 million options.

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Key Contractual obligations

(a)
Under the terms of the Licence Agreement dated January 25, 2013, the Company’s subsidiary is required to reimburse to the Licensor, Trojan Technologies Limited, 50% of all maintenance costs of the US Patent # 7,968,512 and to pay royalties of 3% on Net Receipts from sales of the Licensed Product and 5% on Net Receipts from third parties in respect of development or other exploitation of Licensed Intellectual Property and/or Licensed Products up to a maximum of $ 30 million. Total amount that may be payable in future under the terms of the Agreement cannot be reasonably estimated at this time.

(b)
PPL has signed a contract with an independent contract research and manufacturing organization to manufacture certain proprietary peptides for a total costs currently estimated at between $ 169,000 and $272,000 of which $ 80,439 has already been incurred and paid for.

Off balance sheet arrangements

At September 30, 2013 and 2012, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Transactions with related parties

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements. Amounts are for six months ended September 30, 2013.

(i)	Business expenses of $6,408 were reimbursed to directors of the Company.

(ii)	Consulting fees include cash fee paid to key management for services of $58,655

Key event after September 30, 2013

As a condition to listing our shares on CNSX, we were asked to have the shares and warrants issued in connection with the PPL acquisition under an escrow arrangement with an independent escrow agent. Accordingly, the Company entered into an escrow agreement on October 25, 2013 with Equity Financial Trust Company to have 89,941,793 of its common shares and 69,524,447 of its warrants issued to four insiders under an escrow arrangement to be released in agreed trances over the period of three years. These shares and warrants will however, continue to be restricted under the US securities laws until they are registered or exempt as provided under the US securities laws.

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Financial and derivative Instruments

The Company’s financial instruments recognized in the balance sheet consist of the following:

	September 30, 2013		March 31, 2013
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	3,282,851	3,282,851	190,960	190,960
Other receivable	59,851	59,851	295,441	295,441
Financial liabilities
Accounts payable and accrued liabilities	99,671	99,671	12,392	12,392

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments

The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, accounts payable and accrued liabilities.

The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.
Cash– Cash is held with a major international financial institution in Canada and therefore the risk of loss is minimal. However, the Company does have a concentration risk since all funds are held with one bank.

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b.	Other receivable – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company holds sufficient cash to satisfy obligations under accounts payable and accruals.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. The company has changed its business focus to biotechnology as explained in Note 1. The Company believes that its existing cash will allow it to finance the drug development work apart from meeting its operational needs for at least another year. However, the exact need for additional cash cannot be reasonably ascertained at this stage. Should the Company require further funding, it intends to secure it through equity financing.

However, as a biotech company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual drug development expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

Future Accounting Pronouncements

Standards issued but not yet effective up to the date of issuance of the Company‘s interim consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 ‐ Financial Instruments

The IASB intends to replace IAS 39, Financial Instruments: Recognition and Measurements, with IFRS 9, Financial Instruments. IFRS 9 will be published in six phases, of which the first phase has been published.

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For financial assets, IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and replaces the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used. For financial liabilities, the approach to the fair value option may require different accounting for changes to the fair value of a financial liability as a result of changes to an entity’s own credit risk.

IFRS 9 is effective for annual periods beginning on April 1, 2015, but is available for early adoption. The Company has yet to assess the full impact of IFRS 9.

IAS 32 (Amendment) – Financial Instruments

The amendment relates to offsetting financial assets and financial liabilities and is effective for periods beginning on or after April 1, 2014. The Company has yet to assess the full impact of IFRS 9.

Internal Controls over Financial Reporting

Our Chief Executive Officer and our Chief Financial Officer (“the Management”) are primarily responsible in establishing and maintaining controls and procedures concerning disclosure of material information and their timely reporting in consultation and under direct supervision of the audit and compensation committee which comprises two independent directors plus the CFO. CFO is assisted by one employee. We have also instituted controls involving dual signatures and approval processes. We plan to introduce more rigorous controls as our activities expand. However, given the size and nature of our current operations and the involvement of independent directors, significantly reduces the risk factors associated with the inadequate segregation of duties.

The Management has instituted a system of disclosure controls for the Company to ensure proper and complete disclosure of material information. The limited number of consultants and direct involvement of the Management facilitates access to real time information about developments in the business for drafting disclosure documents. All documents are circulated to the board of directors and audit committee according to the disclosure time-lines.

Public securities filings

Additional information, including the Company’s annual information form in the Form 20-F annual report is filed with the Canadian Securities Administrators at www.sedar.com and with the United States Securities and Exchange Commission and can be viewed at www.edgar.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 21, 2013

PORTAGE BIOTECH INC.

By: /s/ Kam Shah
Kam Shah
Chief Financial Officer